UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 6, 2009

Compuware Corporation
(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-20900

Michigan	38-2007430
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Campus Martius, Detroit, Michigan	48226-5099
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code): (313) 227-7300

___________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 6, 2009, Compuware Corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Gomez, Inc. ("Gomez”), Compuware Acquisition Corp., a wholly owned subsidiary of the Company ("Merger Sub"), and the securityholder committee named in the Merger Agreement.  The Merger Agreement provides that Merger Sub will be merged with and into Gomez and Gomez will continue as a wholly owned subsidiary of the Company.  The Company will pay a purchase price of $295 million, subject to certain adjustments and customary representations and warranties.  Consistent with the terms of the Merger Agreement, the transaction is expected to close in November 2009, subject to certain required regulatory approvals and fulfillment of certain customary conditions.

A copy of the Merger Agreement is attached to this Current Report as Exhibit 2.7 and is incorporated herein by reference.  The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the full text of the Merger Agreement.  The exhibits and schedules to the Merger Agreement have been omitted from the attached Exhibit 2.7.  The Company shall furnish supplementally a copy of any omitted schedule or exhibit to the Securities Exchange Commission upon request.

Item 7.01. Regulation FD Disclosure.

On October 7, 2009, Compuware Corporation issued a press release announcing that the Company entered into a definitive agreement to acquire privately held Gomez, Inc. for $295 million in cash. The Company also announced that it will host a conference call to discuss the acquisition of Gomez. A copy of the press release is furnished with this Report as Exhibit 99.1.

A transcript of the conference call held on October 7, 2009, including the presentation materials, is furnished with this Report as Exhibit 99.2.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

2.7	Agreement and Plan of Merger by and among Compuware Corporation, Compuware Acquisition Corp., Gomez, Inc. and the Securityholder Committee dated as of October 6, 2009.

99.1	Press release dated October 7, 2009.

99.2	A transcript of the conference call held on October 7, 2009, including the presentation materials, is furnished with this Current Report as Exhibit 99.2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUWARE CORPORATION

Date: October 8, 2009	By:	/s/ Laura L. Fournier
Laura L. Fournier
Executive Vice President
Chief Financial Officer